Exhibit 99.2

Basis of Presentation

On April 1, 2003, AA Holdings Acquisition Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Brainworks Ventures, Inc., a Nevada corporation (the “Company”), merged with and into AssuranceAmerica Corporation, a Georgia corporation (“AssuranceAmerica”), and a property and casualty-oriented holding company, focusing on the non-standard automobile insurance markets (the “Merger”). Immediately prior to the Merger, AA Holdings, LLC merged with and into AssuranceAmerica, leaving AssuranceAmerica as the surviving corporation. As a result of the Merger, AssuranceAmerica became the surviving subsidiary of the Company. The combination was accounted for as a purchase with the Company as the acquired entity.

The combination was effected through an exchange of common stock whereby the former shareholders of AssuranceAmerica will hold a total of 42,750,000 shares of the Company’s common stock.

The accompanying pro forma consolidated condensed financial statements reflect the financial position of the Company as of March 31, 2003 as if the transaction had been completed as of that date and the results of operations for the Company for the year ended March 31, 2003 as if the transaction had been completed as of April 1, 2002.

BRAINWORKS VENTURES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(unaudited)

(in thousands)

	Brainworks Historical as of March 31, 2003	AA Holdings, LLC Historical as of December 31, 2002	Pro Forma Adjustments	Combined Pro Forma
Assets
Current assets:
Cash and cash equivalents	$5	$477	$—	$482
Receivables	10	316	—	326
Other current assets		133	—	133

	15	926	—	941
Property and equipment, net	5	815	—	820
Intangibles, net		3,321		3,321
Other assets		49	—	49

Total assets	$20	$5,111	$—	$5,131

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$30	$1,494	$—	$1,524
Current portion of capital lease obigations		30	—	30

	30	1,524	—	1,554
Capital lease obligations		107	—	107
Long-term debt, related party		1,103	—	1,103
Accrued interest, related party		2,479	—	2,479

Total liabilities	30	5,213	—	5,243
Stockholders’ equity	(10)	(102)		(112)

Total liabilities and stockholders’ equity	$20	$5,111	$—	$5,131

The accompanying notes are an integral part of these pro forma consolidated condensed financial statements.

BRAINWORKS VENTURES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(unaudited)

(in thousands)

	Brainworks Historical year ended March 31, 2003	AA Holdings, LLC Historical year ended December 31, 2002	Pro Forma Adjustments	Combined Pro Forma
Revenue:
Commissions	$—	$9,317	$—	$9,317
Fee income	40	4,147	—	4,187
Consulting fees, net	—	6	—	6

Total revenue	40	13,470	—	13,510
Direct costs of revenue	15	4,571	—	4,586

Gross profit	25	8,899	—	8,924
Operating expenses:
Selling		3,407	—	3,407
General and administrative	1,047	4,861	—	5,908
Impairment of long-lived assets	219	—	—	219
Depreciation and amortizaton		373	—	373

Total operating expenses	1,266	8,641	—	9,907
Income from operations	(1,241)	258	—	(983)
Other expenses, net	29	876	—	905

Net loss	$(1,270)	$(618)	$—	$(1,888)

Basic and diluted loss per share:
Net loss per share	$(0.55)			$(0.04)

Weighted average number of common shares outstanding (thousands)	2,271,090			45,021,090

The accompanying notes are an integral part of these pro forma consolidated condensed financial statements.

3